                                                                     EXHIBIT 4.2


                                CREDIT AGREEMENT

THIS AGREEMENT is entered into as of December 4, 2000 by and between ENB BANKSHARES, INC., a Texas corporation ("Borrower"), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION (Bank").

                                    RECITALS

        Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                    ARTICLE I
                                  CREDIT TERMS

        SECTION 1.1.       TERM LOAN.

        (a) Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) ("Term Loan"), the proceeds of which shall be used by the Borrower's subsidiary, ENB Delaware Bankshares, Inc. ("ENB Delaware"), to acquire 100% of the outstanding common voting stock of Eagle National Bank, Dallas, Texas ("Eagle Bank"), a federally chartered banking institution located in Dallas, Texas, (the "Acquisition"), and for miscellaneous acquisition expenses related thereto. Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Term Note"), all terms of which are incorporated herein by this reference. Bank's commitment to grant the Term Loan shall terminate on December 31, 2000.

        (b) Repayment. The principal amount of the Term Loan shall be repaid quarterly on the fourth day of each March, June, September and December in installments of Forty One Thousand Two Hundred Fifty Dollars ($41,250.00) each, commencing March 4, 2001, and continuing up to and including September 4, 2010, with a final installment consisting of all remaining unpaid principal due and payable in full on December 4, 2010.

        (c) Prepayment. Borrower may prepay principal on the Term Loan at any time, in any amount and without penalty. All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.
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        SECTION 1.2.       INTEREST.

        (a) Interest. The outstanding principal balance of the Term Loan shall bear interest at the rate of interest set forth in the Term Note.

        (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument required hereby.

        SECTION 1.3.       COLLATERAL.

        As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's shares of common stock of ENB Delaware and shall cause ENB Delaware to grant to Bank security interests of first priority in all of its shares of Eagle Bank. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

        SECTION 1.4. GUARANTIES. All indebtedness of Borrower to Bank under this Agreement shall be guaranteed by ENB Delaware in the principal amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00), as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank. The guaranty of ENB Delaware shall be secured as set forth in Section 1.3.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

        Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

        SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Texas, and ENB Delaware is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and each is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower or ENB Delaware.

        SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

        SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or ENB Delaware, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or ENB Delaware is a party or by which Borrower or ENB Delaware may be bound.

        SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or ENB Delaware other than those disclosed by Borrower to Bank in writing prior to the date hereof.

        SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The pro-forma financial statement of Borrower dated June 30, 2000, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, is complete and correct and presents fairly the pro-forma financial condition of Borrower. Since the date of such financial statement there has been no material adverse change in the financial condition or prospects of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

        SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

        SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

        SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.
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        SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

        SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

       SECTION 2.11 SUBSIDIARIES. As of the date of this Agreement there are 1,000 shares of issued and outstanding common voting stock in ENB Delaware, of which Borrower owns 1,000 shares.

        SECTION 2.12 ACQUISITION. All authorizations of governmental agencies, bodies or authorities which are necessary to permit the Acquisition have been obtained and are in full force and effect, and no further approval, consent, order or authorization of or designation, registration, declaration or filing with any governmental authority is required in connection therewith. As of the date of this Agreement, there are 574,750 shares of common voting stock in Eagle Bank issued and outstanding, of which ENB Delaware shall, at the closing of the Term Loan, own 574,750 shares. Eagle Bank (and each bank hereafter acquired by Borrower) is referred to as a "Subsidiary Bank".

                                   ARTICLE III
                                   CONDITIONS

        SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

        (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

        (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

        (i)     This Agreement.

        (ii)    Term Note.

        (iii)   General Pledge Agreement from Borrower.

        (iv)    Continuing Guaranty from ENB Delaware.

        (v)     Third Party Security Agreement from ENB Delaware.

        (vi) Stock Certificates and Stock Powers relating to Eagle Bank and ENB Delaware.

        (vii) A Certificate of Authority as to resolutions and incumbency from Borrower.
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        (viii)  A Certificate of Authority as to resolutions and incumbency from
                ENB Delaware.

        (ix) Such other documents as Bank may require under any other Section of this Agreement.

        (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, ENB Delaware or Eagle Bank, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower, ENB Delaware or Eagle Bank.

        SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

        (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

        (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

         SECTION 3.3. TERM LOAN. In addition to the conditions precedent set forth in Sections 3.1 and 3.2, Bank's obligation to grant the Term Loan is subject to receipt by Bank of copies of all documents relating to the Acquisition, including without limitation: (i) upon request, all applications submitted to the Federal Reserve Bank of Dallas and the Federal Deposit Insurance Corporation, with respect to the Acquisition, and (ii) all written approvals and other correspondence from the regulatory authorities referred to in clause (i) of this sentence.


                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

        Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

        SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.
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        SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

        SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

        (a) not later than 90 days after and as of the end of each fiscal year, an unaudited financial statement of Borrower and ENB Delaware and their respective subsidiaries, on a consolidated and consolidating basis, prepared by independent certified public accountants acceptable to the Bank, to include a balance sheet and income statement;

        (b) as soon as available, copies of all financial reports required to be submitted by: (i) Borrower, or (ii) ENB Delaware (including, but not limited to a FRY-9SP and FRY-6 as each are defined below) to applicable regulatory agencies;

        (c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of compliance (the "Compliance Certificate") executed by the president or chief financial officer of Borrower (substantially in the form of Exhibit B, or such other form as the Borrower and Lender may from time to time agree upon in writing), certifying that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and demonstrating compliance with the financial covenants contained in this Agreement;

        (d) as soon as available, and in any event within 45 days after the end of each calendar quarter, the complete Consolidated Report of Condition and Reported Income (FFIEC 034) (the "Call Report") prepared by each Subsidiary Bank at the end of such calendar quarter in compliance with the requirements of any federal or state regulatory agency which has authority to examine such Subsidiary Bank(s), all prepared in accordance with the requirements imposed by the applicable regulatory authorities and applied on a basis consistent with the accounting practices reflected in any previous Call Report(s) and similar statements delivered by such Subsidiary Bank(s) to Bank prior to the date of this Agreement.

        (e) as soon as available, and in any event no later than February 28 and August 31 of each year, the complete Parent Company Only Financial Statements for One Bank Holding Companies (FRY-9SP) required to be filed by Borrower semi-annually with the Federal Reserve Bank (the "Fed") in the applicable Federal Reserve District.

       (F) AS SOON AS AVAILABLE, AND IN ANY EVENT WITHIN 90 DAYS AFTER THE END OF EACH FISCAL YEAR OF THE BORROWER, THE ANNUAL REPORT OF DOMESTIC BANK HOLDING COMPANIES (FRY - 6) REQUIRED OF THE BORROWER BY THE FED.
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        (g) as soon as available (but without duplication of any other requirement set forth in this Section 4.3) a photocopy of all reports which are required by law to be furnished to any regulatory authority having jurisdiction over any member of Bank or any Subsidiary Bank (including without limitation Call Reports, but excluding any report which applicable law or regulation prohibits Borrower or a Subsidiary Bank from furnishing to Bank).

        (h) from time to time such other information as Bank may reasonably request.

        SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

        SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, ENB Delaware and the Subsidiary Banks, including but not limited to fire, extended coverage, public liability, flood, property damage, workers' compensation, blanket bond, director's and officer's liability, and errors and omissions, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

        SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

        SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

        SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $100,000.

        SECTION 4.9. FINANCIAL CONDITION/SUBSIDIARY BANK(S). Cause each Subsidiary Bank to maintain its financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

        (a) ROA not less than 0.90% for each fiscal quarter in the fiscal years ending December 31, 2000 and 2001, and not less than 1.00% for each fiscal quarter thereafter, with ROA defined as the percentage arrived at by dividing net income to average total assets.

        (b) Ratio of Equity Capital to Total Adjusted Assets not less than (a) 8.0%, determined as of each fiscal quarter end, or (b) the minimum ratio required by any regulatory agency having authority over the applicable Subsidiary Bank, whichever is greater, with "Equity Capital" defined as the aggregate of perpetual preferred stock (and related surplus), common stock, surplus (excluding all surplus related to perpetual preferred stock), undivided profits and capital reserves; plus the net unrealized holding gains (or less the net realized holding losses) on available-for-sale securities; less goodwill and other disallowed intangible assets, as reported in the Bank's quarterly Call Reports (as defined in Section 4.3(d) of this Agreement), and with "Total Adjusted Assets" to be construed in conformity with the Federal Reserve Board's definition of `adjusted total assets' referred to by that agency as `average total consolidated assets which provides for the elimination of intangible assets including goodwill'.

        (c) Non-performing assets not greater than ten percent (10.0%) of Primary Equity Capital, determined as of each fiscal quarter end, with "Primary Equity Capital" defined as the sum of: (a) allowance for loan and lease losses, as disclosed in the Call Reports, and (b) Equity Capital as defined above.

        (d) Difference of the aggregate book value of the Subsidiary Bank's securities portfolios, less the aggregate market value of those securities portfolios classified in the held-to-maturity category, when expressed as an unrealized securities loss, to exceed fifteen percent (15%) of the Equity Capital of such Subsidiary Bank, with Equity Capital as defined above.

        (e) Allowance for loan and lease losses not less than one hundred percent (100%) of the total amount of Non-performing Assets, determined as of each fiscal quarter end, with "Non-performing Assets" defined as the sum of:
  (a) all loans classified as past due ninety (90) days or more and still accruing interest; (b) all loans classified as `non-accrual' and no longer accruing interest; (c) all loans classified as `restructured loans and leases'; and (d) all other `non-performing assets', including those classified as `other real estate owned' and `repossessed property', as reported in the Subsidiary Bank's quarterly Call Reports.

         SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any change in Executive Management of Borrower or of any Subsidiary Bank. with herein, "Executive Management" defined as the Board Chairman, President, Senior Vice President or Cashier; or (e) any definitive agreement to sell any capital stock of Borrower, ENB Delaware and/or any

Subsidiary Bank, together with copies of such agreement; provided, however, that this clause shall not be deemed approval by Bank of any such agreement, and, provided further that this subparagraph shall not apply to information which under applicable law or regulation is prohibited from disclosure to Bank.


                                    ARTICLE V
                               NEGATIVE COVENANTS

        Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not cause ENB Delaware to, without Bank's prior written consent:

        SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

        SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank,
(b) the Borrower's debentures issued in an aggregate amount of not more than $1,350,000, and (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

        SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's or ENB Delaware's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or ENB Delaware's assets except in the ordinary course of its business.

        SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or ENB Delaware as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

        SECTION 5.5. DISTRIBUTIONS. Declare or pay any dividends or distributions either in cash, stock or any other property to any shareholders in Borrower or ENB Delaware, nor redeem, retire, repurchase or otherwise acquire any common stock of Borrower, provided that no such action shall be prohibited hereunder if, both before and after such action, the Borrower and ENB Delaware will be in compliance with all covenants contained in this Agreement.

        SECTION 5.6. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or ENB Delaware's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.


                                   ARTICLE VI
                                EVENTS OF DEFAULT

        SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

        (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents and such default shall continue for a period of ten (10) days from its occurrence.

        (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

        (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

        (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary Bank or any guarantor hereunder has incurred any debt or other liability to any person or entity, including Bank.

        (e) The filing of a notice of judgment lien against Borrower or any Subsidiary Bank or any guarantor hereunder; or the recording of any abstract of judgment against Borrower or any Subsidiary Bank or any guarantor hereunder in any county in which Borrower or such Subsidiary Bank or such guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary Bank or any guarantor hereunder; or the entry of a judgment against Borrower or any Subsidiary Bank or any guarantor hereunder.

        (f) Borrower or any Subsidiary Bank or any guarantor hereunder shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary Bank or any guarantor hereunder shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary Bank or any guarantor hereunder, or Borrower or any such Subsidiary Bank or any such guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such Subsidiary Bank or any such guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such Subsidiary Bank or any such guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

        (g) The dissolution or liquidation of Borrower or any Subsidiary Bank or any guarantor hereunder; or Borrower or any such Subsidiary Bank or any such guarantor, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary Bank or such guarantor.

         (h) The issuance or proposed issuance against Borrower, or any affiliate of Borrower (including without limitation, ENB Delaware or any Subsidiary Bank) of any informal or formal administrative action, temporary or permanent, by any federal or state regulatory agency having jurisdiction or control over Borrower or such affiliate, such action taking the form of, but not limited to: (i) any informal or formal directive citing conditions or activities deemed to be unsafe or unsound or breaches of fiduciary duty or law or regulation; (ii) a memorandum of understanding; (iii) a cease and desist order;
(iv) the termination of insurance coverage of customer deposits by the Federal Deposit Insurance Corporation; (v) the suspension or removal of an officer or director, or the prohibition of participation by any others in the business affairs of Borrower or such affiliate; (vi) capital maintenance agreement; or
(vii) any other regulatory action, agreement or understanding with respect to Borrower or such affiliate.

        SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all principal and accrued and unpaid interest outstanding under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, or any notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                   ARTICLE VII
                                  MISCELLANEOUS

        SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

        SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

     BORROWER:           ENB BANKSHARES, INC.
                         5006 Verde Valley
                         Dallas, Texas 75240
                             Attention: Harold L. Campbell, Board Chairman

     BANK:               WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
                         Sixth & Marquette
                         Minneapolis, Minnesota 55479
                             Attention: Michael Moses

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

        SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan

Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

        SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

        SECTION 7.5. AMENDMENT. This Agreement may be amended or modified only in writing signed by each party hereto.

        SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

        SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

        SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

        SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

        SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         SECTION 7.11. SAVINGS CLAUSE. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in the Loan Documents, in no event shall any Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the "Maximum Rate"). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any Loan Documents, or in any communication by or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under the Loan Documents shall exceed the Maximum Rate, then in such event it is agreed that: (i) the provisions of this paragraph shall govern and control; (ii) neither Borrower nor any other person or entity now or hereafter liable for the payment of any Loan Documents shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate;
(iii) any such excess interest which is or has been received by Bank, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if any of the Loan Documents has been or would be paid in full by such credit, refunded to Borrower; and (iv) the provisions of each of the Loan Documents, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Loan Documents does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of such Loan Documents, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Bank. The terms of this paragraph shall be deemed to be incorporated into each of the other Loan Documents.

         To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Bank's right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

         SECTION 7.12. RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by each Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

        SECTION 7.13. BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

        SECTION 7.14.      ARBITRATION.

        (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

        (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

        (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

        (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the Texas State Bar, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the State of Texas, (ii) may grant any remedy or relief that a court of the State of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

        (e) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


ENB BANKSHARES, INC.                               WELLS FARGO BANK MINNESOTA,
                                                   NATIONAL ASSOCIATION

By: _________________________                      By: _______________________
Title: ________________________                    Title: ______________________